As filed with the Securities and Exchange Commission on May 28, 2026

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEMPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4255452
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
200 E. Randolph Street
Suite 3300
Chicago, Illinois 60601
(Address and Zip Code of Principal Executive Offices)
Kemper Corporation 2026 Inducement Plan
(Full title of the plan)

C. Thomas Evans, Jr.
Interim Chief Executive Officer, Secretary, and General Counsel
200 E. Randolph Street, Suite 3300
Chicago, Illinois 60601
312-661-4600
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Kemper Corporation (the “Registrant”) regarding the Kemper Corporation 2026 Inducement Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:
1.the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 11, 2026 (the “2025 Annual Report”);

2.the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 6, 2026;

3.the Registrant’s Current Reports on Form 8-K, filed with the Commission on May 6, 2026, May 7, 2026, and May 27, 2026; and

4.the description of the Registrant’s Common Stock, contained under the caption “Description of Kemper Capital Stock,” in Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on April 24, 2018, including Exhibit 4.8 to the 2025 Annual Report, and any amendment or other report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Baird Allis, who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an employee of the Registrant. Mr. Allis is not eligible to participate in the Plan. Mr. Allis beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), the Registrant may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Registrant) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Registrant may indemnify a director or officer in connection with an action or suit by or in the right of the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that the Registrant may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper.

Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in Section 145 of the DGCL. In accordance with Section 145 of the DGCL, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate.

The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the directors and officers of the Registrant and for advancement of expenses incurred by a director or officer in defending an action to the fullest extent permitted by current Delaware law. The Registrant’s Certificate of Incorporation and Bylaws eliminate the personal liability of a director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director as authorized by Section 102(b)(7) of the DGCL, but not with regard to a director’s liability for breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, willful or negligent violation of DGCL provisions regarding dividend payments or stock purchase or redemption, or any transaction from which the director derived an improper personal benefit.

Each of the Registrant’s directors and executive officers is a party to an indemnification agreement with the Registrant, as permitted by the DGCL. These agreements provide that the Registrant will indemnify the director or executive officers against all threatened, asserted, pending or completed claims, investigations or inquiries in which he or she is involved by reason of (among other things) being a director or executive officer of the Registrant or another entity at the Registrant’s request to the fullest extent permitted by Delaware law. These agreements also provide that the Registrant will advance any and all expenses incurred by such director or executive officer with respect to such claims, investigations or inquiries, if so requested; however, the rights to indemnification and advancement of expenses are subject to the condition that no determination is made that such director or executive officer is not permitted to be indemnified under applicable law. These agreements require written consent of both parties to be amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 8, 2014).
4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 6, 2022).
4.3
Second Amended and Restated Kemper Corporation 2023 Omnibus Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 26, 2025).

4.4*	Kemper Corporation 2026 Inducement Plan.
5.1*	Opinion of Baird Allis with respect to the validity of issuance of securities.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Baird Allis (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Calculation of Filing Fee Table.
* Each document marked with an asterisk is filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 28, 2026.

KEMPER CORPORATION

By:	/s/ C. Thomas Evans, Jr.
Name:	C. Thomas Evans, Jr.
Title:	Interim Chief Executive Officer, Secretary, and General Counsel

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of C. Thomas Evans, Jr., Bradley T. Camden and Baird Allis with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on May 28, 2026 in the capacities indicated below.

Signature	Title	Date

/s/ C. Thomas Evans, Jr.	Interim Chief Executive Officer, Secretary, and General Counsel	May 28, 2026
C. Thomas Evans, Jr.	(Principal Executive Officer)

/s/ Bradley T. Camden	Executive Vice President and Chief Financial Officer	May 28, 2026
Bradley T. Camden	(Principal Financial Officer)

/s/ James A. Alexander	Senior Vice President and Chief Accounting Officer	May 28, 2026
James A. Alexander	(Principal Accounting Officer)

/s/ Teresa A. Canida	Director	May 28, 2026
Teresa A. Canida

/s/ George N. Cochran	Director	May 28, 2026
George N. Cochran

/s/ Jason N. Gorevic	Director	May 28, 2026
Jason N. Gorevic

/s/ Lacy M. Johnson	Director	May 28, 2026
Lacy M. Johnson

/s/ Gerald Laderman	Director	May 28, 2026
Gerald Laderman

/s/ Suzet M. McKinney	Director	May 28, 2026
Suzet M. McKinney

/s/ Alberto J. Paracchini	Director	May 28, 2026
Alberto J. Paracchini

/s/ Stuart B. Parker	Director	May 28, 2026
Stuart B. Parker

/s/ Susan D. Whiting	Director	May 28, 2026
Susan D. Whiting